Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210962

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 5, 2016

Preliminary Prospectus Supplement

(to Prospectus dated April 27, 2016)

Equifax Inc.

$                 % Senior Notes Due

We are offering $             aggregate principal amount of     % senior notes due                     ,         . The notes will mature on                     ,         . The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will pay interest on the notes semi-annually in arrears on              and              of each year, beginning on                     , 2016.

We may redeem some or all of the notes at any time at the applicable redemption prices set forth in this prospectus supplement under “Description of Notes—Optional Redemption.” If we experience a change of control triggering event and we have not otherwise elected to redeem the notes, we will be required to offer to repurchase the notes from holders as described under “Description of Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with our other existing and future unsecured senior debt from time to time outstanding.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. You should consider carefully the risks set forth in “Risk Factors” beginning on page S-5, as well as the risks set forth in our other filings with the Securities and Exchange Commission, or the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per note	Total
Price to public(1)%	$
Underwriting discount %	$
Proceeds to us (before expenses)(1)%	$

(1)	Plus accrued interest, if any, from , 2016, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about                     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Mizuho Securities	SunTrust Robinson Humphrey

May     , 2016

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

Generally, when we refer to this “prospectus,” we are referring to both documents combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information” and “Information We Incorporate by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus with respect to the offering filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy securities in any jurisdiction in which an offer, solicitation or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to whom it is unlawful to make an offer or solicitation.

We expect that the delivery of the notes will be made against payment therefor on or about May     , 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Equifax” and the “Company” refer to Equifax Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the securities offered by this prospectus under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of the registration statement, but the registration statement contains additional relevant information about us. You may obtain from the SEC, through the SEC’s website as described in the following paragraph, a copy of the registration statement, including exhibits. Many of the statements made in this prospectus concerning a contract or other document of ours are necessarily summaries, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on

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our corporate website at www.equifax.com under “About Equifax/Investor Relations/Financial Information/SEC Filings.” Information on our website does not constitute part of this prospectus. Additionally, to receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INFORMATION WE INCORPORATE BY REFERENCE

We “incorporate by reference” into this prospectus some of the documents we have filed with the SEC. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file later with the SEC will automatically update and may replace information in this prospectus and information that we previously filed with the SEC. In other words, in the case of a conflict or an inconsistency between information in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information that was later filed.

We incorporate by reference into this prospectus the documents and portions of documents listed below and any documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those documents deemed to have been “furnished” rather than “filed”) between the date of this prospectus supplement and the completion or termination of this offering:

•	our annual report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2016 annual meeting of shareholders, filed on March 25, 2016);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2016, filed on April 29, 2016; and

•	our current reports on Form 8-K and 8-K/A filed on February 29, 2016 and April 28, 2016, respectively.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also obtain any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference into those documents), at no cost, by visiting our internet website at www.equifax.com under “About Equifax/Investor Relations/Financial Information/SEC Filings” or by writing or contacting us at the following address and telephone number:

Equifax Inc.

Corporate Secretary

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Telephone: (404) 885-8000

corpsec@equifax.com

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FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and any free writing prospectus that we authorize for use in connection with this offering contain information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intent,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections, including without limitation our expectations regarding our outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced under “Business” and under “Business Environment and Company Outlook,” both in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Actual results may differ materially from our current expectations as expressed or implied in our forward-looking statements depending on a number of factors affecting our business, the business that we intend to acquire and risks associated with acquisition transactions, including, but not limited to:

•	uncertain general economic conditions;

•	our ability to maintain access to credit, employment, financial and other data from external sources;

•	our ability to compete in a highly competitive market against the introduction of new products and services by our competitors, and our response to pricing strategies and other competitive pressures;

•	our ability to successfully introduce new products, services and analytical capabilities in a timely manner;

•	our ability to deal with any delays or interruptions in our services to our customers, due to any system constraints or failures, or if our customers do not modify and/or upgrade their systems to accept new releases of our products and services;

•	any potential compromise of Company, customer or consumer information, due to security breaches and other disruptions to our information technology infrastructure and any other interference with our operations;

•	changes in, and the effects of, laws and regulations and government policies governing our business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, in particular our examination and supervision by the Consumer Financial Protection Bureau, a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the United States of America, or the U.S., supervision by the United Kingdom, or the U.K. Financial Conduct Authority of our debt collections services and core credit reporting businesses in the U.K. and related regulations;

•	any claims, suits, government investigations, supervisory examinations and other proceedings;

•	our ability to complete and integrate acquisitions or divest business, and successfully develop and maintain joint ventures and other alliances to grow our business and expand our geographic reach;

•	our ability to bring products to market and any damage to our reputation due to our dependence on outsourcing certain portions of our operations, information technology and other administrative functions;

•	the difficulty in predict the impact of consolidation in our customer end markets;

•	the impact in the demand for some of our products and services due to the increase of the availability of free or less expensive consumer information;

•	the impact of any adverse changes in the financial markets to our retirement and post-retirement pension plans;

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•	the termination of our government contracts, the suspension of our government work, and our ability to compete for new contracts;

•	potential litigation or licensing expenses or the prevention from selling certain of our products or services due to third parties’ claims of infringement of their intellectual property;

•	potential economic, political and other risks associated with international sales and operations;

•	a potential increase in our cost of borrowing under our credit facilities and a potential adverse effect on our ability to access the capital markets due to a downgrade to our credit ratings;

•	potential changes in interest rates;

•	our ability to retain and hire key personnel;

•	potential changes in income tax laws; and

•	other general risks and uncertainties inherent in doing business.

Additional risks and uncertainties can be found in the sections titled “Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Risk Factors” elsewhere in this prospectus supplement and accompanying prospectus, as well as in those described from time to time in our future reports filed with the SEC. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement, but does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement and the information in the documents incorporated by reference into this prospectus supplement. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in our SEC reports that are incorporated by reference into this prospectus supplement.

Equifax Inc.

We are a leading global provider of information solutions, employment and income verifications and human resources business process outsourcing services for businesses, governments and consumers. We have a large and diversified group of clients, including financial institutions, corporations, governments and individuals. Our products and services are based on comprehensive databases of consumer and business information derived from numerous types of credit, financial assets, telecommunications and utility payment, employment, income, public record, demographic and marketing data. We use advanced statistical techniques and proprietary software tools to analyze all available data, creating customized insights, decision-making solutions and processing services for our clients. We help consumers understand, manage and protect their personal information and make more informed financial decisions. We also provide information, technology and services to support debt collections and recovery management. Additionally, we are a leading provider of payroll-related and human resource management business process outsourcing services in the U.S.

We currently operate in four global regions: North America (U.S. and Canada), Europe (U.K., Spain and Portugal), Asia Pacific (India, Australia and New Zealand) and Latin America (Argentina, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Mexico, Paraguay, Peru and Uruguay). We also maintain support operations in the Republic of Ireland. We offer consumer credit services in India, Singapore, Cambodia, Malaysia, Saudi Arabia and Russia through joint ventures and have an investment in a consumer and commercial credit information company in Brazil.

On February 24, 2016, we completed the acquisition of 100% of the ordinary voting shares of Veda Group Limited, or Veda, the leading provider of credit information and analysis in Australia and New Zealand. The total amount of consideration for the acquisition of Veda was approximately $1.9 billion, consisting of cash consideration of approximately $1.7 billion and debt assumed of approximately $189.5 million, which we funded with borrowings under our commercial paper program and under our $800 million three-year delayed draw term loan facility and 364-day revolving credit facility, or the 364-Day Revolver. For further information, see our current reports on Form 8-K and 8-K/A filed on February 29, 2016 and April 28, 2016, respectively, incorporated by reference herein.

For the year ended December 31, 2015, our operating revenues were $2.7 billion and our net income attributable to Equifax was $429.1 million. For the three months ended March 31, 2016, our operating revenues were $728.3 million, and our net income attributable to Equifax was $102.1 million.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Our telephone number at that address is (404) 885-8000. We maintain a website at www.equifax.com. None of the information on our website is part of this prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Equifax Inc.

Notes Offered	$ aggregate principal amount of % Senior Notes due .

Maturity Date	, .

Interest	Interest on the notes will accrue from their date of issuance at a rate of % per year and will be payable in cash semi-annually in arrears on and of each year, beginning on , 2016.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. As of March 31, 2016, we had on a consolidated basis approximately $3,069.2 million of unsubordinated debt outstanding, of which all $3,069.2 million was unsecured, including amounts outstanding under bank credit facilities. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to all of the obligations of these subsidiaries, including trade payables and lease obligations. As of March 31, 2016, our subsidiaries had outstanding approximately $929.9 million of total liabilities, including $3.7 million of debt (excluding, in each case, intercompany liabilities).

Optional Redemption	Prior to , ( months prior to maturity), we may redeem all or a portion of the notes at any time, at our option, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, and

•	the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis, at the treasury rate plus basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

See “Description of Notes—Optional Redemption.”

On or after , ( months prior to maturity), we may redeem all or a portion of the notes at any time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If a change of control triggering event as described in this prospectus supplement occurs, then we will be required to offer to repurchase the notes at a price equal to 101% of the aggregate principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes—Change of Control Offer.”

Use of Proceeds	The net proceeds from this offering will be approximately $ million, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay borrowings under our 364-Day Revolver and a portion of the borrowings under our commercial paper program incurred to finance the acquisition of Veda. See “Use of Proceeds.”

Further Issuances	The notes will initially be limited to an aggregate principal amount of $ million. We may, from time to time, without your consent, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes will constitute a single series of debt securities under the indenture with the notes offered by this prospectus supplement; provided that any such additional notes that are not fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes will have a separate CUSIP number.

Covenants	The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of Notes—Covenants.”

Form and Denomination	The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference. In particular, you should evaluate the information set forth under “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein, before deciding whether to invest in the notes.

Conflicts of Interest

Affiliates of certain of the underwriters in this offering may receive more than 5% of the net proceeds of this offering in connection with the consummation of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, this offering will be made in compliance with the requirements of the Financial industry Regulatory Authority, or FINRA, Rule 5121. Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Listing	The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Governing Law	State of New York.

Trustee	U.S. Bank National Association.

RISK FACTORS

Investing in the notes involves various risks, including the risks below. You should carefully consider these risks, as well as the other information contained in or incorporated by reference into this prospectus supplement, before investing in the notes. You could lose part or all of your investment.

Risks Related to the Notes

An active trading market for the notes may not develop, and if a trading market does develop, the market price of the notes may fluctuate.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We cannot provide you with any assurance regarding (1) whether a trading market for the notes will develop, or, if a market develops, that it will be liquid or sustainable, and (2) the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at their fair market value or at all. The liquidity and price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the notes, and we cannot assure you that you will be able to sell your notes at a particular time or that the price that you receive when you sell your notes will be favorable.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. The credit rating agencies also evaluate the various industries in which we operate and may change their credit rating for us based on their overall view of those industries. A negative change in our ratings could have an adverse effect on the market price of the notes. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may be able to incur substantially more debt.

After giving effect to this offering of notes, our total indebtedness at March 31, 2016 would have been approximately $3.1 billion. Additionally, we have the ability under our existing credit facilities to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company.

To service our indebtedness, we will require a significant amount of cash and, if we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, depends in part on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Additionally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

The limited covenants in the indenture do not provide protection against some types of important corporate events.

The indenture for the notes does not:

•	limit our ability to incur indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity which might protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

We may be unable to redeem or repurchase your notes upon a change of control triggering event.

Holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control of the Company and the notes being rated below investment grade following a downgrade by each of Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. In such case, we must offer to repurchase the notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the redemption or repurchase date. If we do not have sufficient funds to pay the redemption or repurchase price for all of the notes to be redeemed or repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our redemption or repurchase obligation. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be redeemed or repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be redeemed or repurchased also could result in an event of default under the notes or under other credit-related agreements. Our inability to pay for notes that are to be redeemed or repurchased also could result in holders receiving substantially less than the principal amount of the notes.

Because the notes are unsecured, they are effectively subordinated to any secured debt to the extent of the assets securing such debt. Further, your right to receive payments on the notes is effectively subordinated to all of our subsidiaries’ existing and future liabilities.

Our obligations under the notes are unsecured. The notes are effectively subordinated to any obligations under any secured debt to the extent of the assets securing such secured debt. As of March 31, 2016, we had no secured indebtedness outstanding, however, the indenture governing the notes permits us and our subsidiaries to incur secured indebtedness in the future. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any pledged assets would be available to satisfy obligations of secured indebtedness before any payment could be made on the notes.

The notes will be issued by Equifax Inc. and will not be guaranteed by any of our subsidiaries. The notes therefore will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade payables and lease obligations. Holders of the notes will not be creditors of our subsidiaries. Consequently, the notes will be effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of March 31, 2016, our subsidiaries had outstanding approximately $929.9 million of total liabilities, approximately $3.7 million of which is debt (excluding, in each case, intercompany liabilities).

USE OF PROCEEDS

The net proceeds from this offering will be approximately $         million, after deducting the underwriters’ discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay borrowings under our 364-Day Revolver and a portion of the borrowings under our commercial paper program incurred to finance the acquisition of Veda.

As of March 31, 2016, we had $475.0 million of borrowings outstanding and $325.0 million available under our 364-day revolving credit facility, which bears interest at a variable rate. Amounts borrowed under our 364-Day Revolver mature on November 19, 2016. Commitments with respect to our 364-Day Revolver are reduced on a dollar-for-dollar basis to the extent we issue other senior indebtedness, including the notes offered hereby.

Pending use of the net offering proceeds as described above, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for each of the periods indicated. This ratio shows the extent to which our business generates enough earnings after payment of all expenses other than interest and income taxes to make interest payments on debt.

	For the three months ended March 31, 2016	For the twelve months ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	7.8x	9.8x	8.5x	7.7x	7.8x	7.5x

(1)	For purposes of this ratio, “earnings” consists of income before income taxes and fixed charges, and “fixed charges” consist of interest on indebtedness, amortization of debt issuance costs and debt discounts and expense and the amount of rental payments on operating leases which management believes is a reasonable approximation of the interest factor related to rental payments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2016 on (1) an actual basis and (2) an as adjusted basis to reflect the completion of this offering of $         million of the notes and the repayment of borrowings as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the three months ended March 31, 2016, each of which is incorporated by reference herein, and with “Use of Proceeds” elsewhere herein.

	At March 31, 2016
(in millions)	Actual	As adjusted
Cash and cash equivalents	$96.8	$

Debt (including current maturities)
364-Day Revolver	$475.0		$—
Commercial paper	661.7
6.30% Notes due 2017	272.5		272.5
Term loan due 2018	790.0		790.0
3.30% Notes due 2022	500.0		500.0
6.90% Debentures due 2028	125.0		125.0
7.00% Notes due 2037	250.0		250.0
Notes offered hereby	—
Other	(5.0)
Total debt	3,069.2

Total shareholders’ equity	2,487.3		2,487.3
Noncontrolling interests	45.5		45.5

Total equity	2,532.8		2,532.8

Total capitalization	$5,602.0	$

DESCRIPTION OF NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but are only summaries of those terms. Reference is hereby made to the indenture, the supplemental indenture and the form of note that are or will be filed as exhibits to the registration statement of which this prospectus supplement forms a part and to the Trust Indenture Act of 1939, as amended (“TIA”).

General

We will issue the notes as a series of debt securities under an indenture, dated as of                     , 2016, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture, to be dated as of                     , 2016, between us and the trustee. We refer to the indenture, as supplemented by the supplemental indenture, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary to the extent of the assets of such subsidiary. Claims on our subsidiaries by creditors other than us include claims with respect to trade payables and lease obligations in addition to long-term debt and short-term borrowings.

The notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes in the event of a defeasance.

The notes will be issued as fully registered notes in global form (to be deposited with the depositary or its custodian) and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes of the series being reopened, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes of that series (including for U.S. federal income tax purposes) to the extent specified in the applicable pricing supplement. Any such additional notes that are not fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes will have a separate CUSIP number. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

The notes will mature at 100% of their principal amount on                     , 20     (the “maturity date”) unless earlier redeemed or repurchased. We may redeem some or all of the notes at any time before the maturity date at the applicable redemption price described below in “—Optional Redemption.” If a change of control triggering event occurs, as described in this prospectus supplement, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described below in “—Change of Control Offer.”

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

The trustee will maintain an office in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange.

Interest

The notes will bear interest from and including                     , 2016 to, but excluding, the maturity date at a rate per annum equal to     %. Interest on the notes will be payable semi-annually in arrears on              and              of each year (each, an “interest payment date”), beginning on                     , 2016, to the persons in whose names the notes are registered at the close of business on              and              of each year. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the interest payment date or maturity date, as the case may be.

Ranking

The notes will be our direct, senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future senior unsecured debt.

We are a holding company and conduct our operations primarily through subsidiaries. However, the notes will be obligations exclusively of Equifax Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2016, our subsidiaries had outstanding approximately $929.9 million of total liabilities, including $3.7 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the notes and meet our other obligations. Our subsidiaries have no obligation to pay any amounts due on the notes.

As of March 31, 2016, we had outstanding $3,065.5 million of unsubordinated debt at the parent company level, of which $3,065.5 million was unsecured. The indenture does not limit our ability, or that of any of our existing or future subsidiaries, to incur senior, subordinated or secured indebtedness and other liabilities or issue preferred stock.

Optional Redemption

Prior to                     , 20     (     months prior to the maturity date), we may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We will mail notice of such redemption to the registered holders of the notes to be redeemed at least 30 days and not more than 60 days prior to the redemption date. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•	the sum of the present values of the Remaining Scheduled Payments of principal and interest exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after                     , 20     (     months prior to the maturity date), we may redeem the notes, in whole or in part from time to time, at our option, for an amount in cash equal to 100% of the principal amount plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or, if only one such quotation is obtained, such quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC and their respective successors; provided that if any of the foregoing or any such successor shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due at the related redemption date but before such redemption; provided, however, that if such redemption date is not an interest payment date, with respect to the notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month),

•	if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third business day preceding the redemption date. The trustee shall not be responsible for any such calculation.

Change of Control Offer

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture with respect to the notes, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Additionally, after our obligation to purchase notes arises hereunder, we may not, without the consent of each holder of the notes, amend, change or modify in any material respect our obligation to make and consummate a change of control offer in the event of a change of control triggering event or, after such change of control triggering event has occurred, modify any of the provisions or definitions of the indenture with respect thereto.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our company or one of our subsidiaries); or (3) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

The indenture contains, among other things, the following covenants:

Limitation on Mortgages and Liens

Neither we nor any of our subsidiaries may create or assume, except in favor of us or a wholly owned subsidiary, any mortgage, pledge, lien or encumbrance upon any principal facility (as defined in the indenture) or any stock of any subsidiary or indebtedness of any subsidiary to us or any other subsidiary without equally and ratably securing the notes. This limitation does not apply to certain permitted encumbrances as described in the indenture, including:

(1) purchase money mortgages entered into within specified time limits and liens existing on acquired property;

(2) liens extending, renewing or refunding any liens permitted by the preceding clause;

(3) certain tax, materialmen’s, mechanic’s and judgment liens;

(4) liens in connection with certain government contracts;

(5) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

(6) liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

(7) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (1) under “—Limitation on Sale and Leaseback Transactions” below does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture).

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, sell or transfer (except to our company or one or more of our wholly owned subsidiaries, or both) any principal facility (as defined in the indenture) owned on the date of the indenture with the intention of taking back a lease of such property, other than a lease for a temporary period (not exceeding 36 months) with the intent that the use by us or such subsidiary of such property will be discontinued at or before the expiration of such period, unless either:

(1) the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances referred to in clause (7) under “—Limitation on Mortgages and Liens” above does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture); or

(2) our company, within 120 days after the sale or transfer shall have been made by our company or by any such subsidiary, applies an amount equal to the greater of (a) the net proceeds of the sale of the principal facility (as defined in the indenture) sold and leased back pursuant to such arrangement or (b) the fair market value of the principal facility (as defined in the indenture) sold and leased back at the time of entering into such arrangement

(which may be conclusively determined by our board of directors) to the retirement of our debt securities issued under the indenture or other funded debt (as defined in the indenture) of ours ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of our outstanding debt securities or other funded debt (as defined in the indenture) pursuant to this clause (b) shall be reduced by (i) the principal amount (or, if the securities of that series are issued with a discount, such portion of the principal amount as may be specified in the terms of that series) of any debt securities delivered within 120 days after such sale to the trustee for retirement and cancellation, and (ii) the principal amount of any of our other funded debt (as defined in the indenture) ranking on a parity with the debt securities voluntarily retired by us within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Consolidation, Merger or Sale of Assets

The indenture provides that we may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of our properties and assets substantially as an entirety to any person or persons, unless:

•	the successor entity is a corporation organized and existing under the laws of the United States or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of our obligations under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•	an officers’ certificate and opinion of counsel have been delivered to the trustee to the effect that the conditions set forth above have been satisfied.

The restrictions above shall not be applicable to the merger, amalgamation, arrangement or consolidation of us with any of our subsidiaries if our board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for us under the indenture and, subject to the terms of the indenture, we will be released from our obligations under the indenture.

Limited Restrictions

The indenture does not limit our ability to incur debt and do not give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Events of Default

The indenture defines an event of default with respect to any series of debt securities as one or more of the following events (each, an “event of default”):

(1)	default in the payment of any interest on the notes of such series when such interest becomes due and payable and continuance of such default for a period of 30 days;

(2)	default in the payment of any principal of or premium, if any, on the notes, or any redemption price due with respect to the notes, when due and payable;

(3)	default in the observance or performance of any other covenant or agreement contained in the indenture and continuance of such default for a period of 60 days after written notice is received by us from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	default (i) in the payment when due after giving effect to any applicable grade period of any scheduled principal on any of our or our subsidiaries’ indebtedness, having an aggregate principal amount outstanding of at least $50,000,000, or (ii) in the performance of any other term or provision of any such indebtedness which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within the later of (i) the period specified in such instrument and (ii) 15 days after written notice to us by the trustee or holders of at least 25% of the aggregate principal amount of the notes outstanding; or

(5)	certain events of bankruptcy, insolvency or reorganization involving us or any of our Significant Subsidiaries.

If an event of default occurs and is continuing (other than an event of default specified in clause (5) above, which shall result in an automatic acceleration), then in each such case the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal amount of, and accrued and unpaid interest on, all of the notes to be due and payable immediately by written notice thereof to us (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the outstanding notes may rescind and annul the declaration and its consequences if:

•	we shall have deposited with the trustee all required payments of the principal of and premium, if any, and interest on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the non-payment of accelerated principal of or interest on the notes, have been cured or waived as provided in the indenture.

The indenture also will provide that the holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on the notes; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes within 90 days of any known default under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or premium, if any, or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture will provide that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in aggregate principal amount of the outstanding notes, as well as an offer of reasonable indemnity, and no direction inconsistent with that request has been given to the trustee by holders of a majority in aggregate principal amount of the outstanding notes. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of or premium, if any, or interest on the notes on or after the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the then outstanding notes under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in aggregate principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture or which may involve the trustee in personal liability or be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, we must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

For purposes of the events of default provisions of the notes, the following term will be applicable:

“Significant Subsidiary” means, with respect to us, any of our subsidiaries which is a “significant subsidiary” (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act).

Modification and Waiver

We and the trustee may, without the consent of any holder of the notes, modify or amend the indenture for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency; provided that this action shall not adversely affect the interests of holders of the notes in any material respect; or;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to conform the terms of the indenture and/or the notes to any provision or other description of the notes contained in this prospectus supplement and the accompanying prospectus;

•	to provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture and the notes, in each case in compliance with the provisions thereof;

•	to establish the form or terms of notes of any series as permitted under the indenture;

•	to comply with the rules of any applicable securities depository;

•	to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the trustee, add to our covenants for the benefit of the holders of the notes, add any additional events of default, or surrender any right or power conferred upon us) or that does not adversely affect the legal rights hereunder of any holder of the notes in any respect; or

•	supplement any provision of the indenture as shall be necessary to permit or facilitate the satisfaction and discharge, legal defeasance or covenant defeasance of the notes as described below in “—Discharge, Defeasance and Covenant Defeasance;” provided that such action shall not adversely affect the interests of any holder of the notes in any material respect.

In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of all then outstanding notes, except that, without the consent of each holder of notes, no amendment may:

•	reduce the percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and their consequences provided in the indenture, or to reduce the quorum or change voting requirements set forth in the indenture;

•	reduce the rate of, or change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

•	reduce the principal amount of, or change or have the effect of changing the stated maturity of the notes, or adversely change the date on which the notes may be subject to redemption or reduce the redemption price therefor;

•	make the notes payable in currency other than that stated in such notes or change the place of payment of the notes from that stated in the notes or in the indenture;

•	make any change in provisions of the indenture protecting the right of each holder of the notes to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting holders holding a majority in principal amount of the outstanding notes to waive defaults or events of default;

•	make any change to or modify the ranking of the notes that would adversely affect the holders of the notes; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the outstanding notes affected thereby.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the indenture will provide that notes owned by us or any other obligor upon the notes or any of our affiliates shall be disregarded.

Discharge, Defeasance and Covenant Defeasance

The indenture shall cease to be of further effect (subject to the survival of specified provisions) when:

(1)	either (A) all outstanding notes have been delivered to the trustee for cancellation (subject to specified exceptions) or (B) all outstanding notes have become due and payable or will become due and payable at their maturity date within one year or are to be called for redemption on a redemption date within one year and we have deposited with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, premium, if any, and interest, to the date of such deposit (if the notes have become due and payable) or to the maturity date or redemption date, as the case may be;

(2)	we have paid or caused to be paid all other sums payable under the indenture with respect to the notes; and

(3)	we have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

The indenture provides that we may elect:

•	to be discharged from any and all obligations in respect of the notes (subject to the survival of specified provisions) (“legal defeasance”); or

•	to be released from compliance with the covenants described in “—Covenants” (other than our covenant to do or cause to be done all things necessary to preserve and keep in full force and effect our existence (except as permitted in “—Consolidation, Merger or Sale of Assets”) (“covenant defeasance”).

To effect legal defeasance or covenant defeasance, we will be required to make an irrevocable deposit with the trustee, in trust for such purpose, of money and/or government obligations that, through the scheduled payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge the principal, premium, if any, and interest on the notes on the scheduled due dates or the applicable redemption date, as the case may be, in accordance with the terms of the indenture and the notes.

The trust described in the preceding paragraph may only be established if, among other things:

•	we have delivered to the trustee a legal opinion of outside counsel reasonably acceptable to the trustee to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of legal defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	if the cash and government obligations deposited are sufficient to pay the principal of, and premium, if any, and interest on the notes, provided such notes are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem the notes on the date and to provide notice of the redemption to the holders of the notes;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which the we are bound; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes shall have occurred and shall be continuing on the date of, or, solely in the case of events of default due to certain events of bankruptcy, insolvency, or reorganization, during the period ending on the 91st day after the date of, such deposit into trust.

In the event we effect covenant defeasance with respect to the notes, then any failure by us to comply with any covenant as to which there has been covenant defeasance will not constitute an event of default. However, if the notes are declared due and payable because of the occurrence of any other event of default, the amount of monies and/or government obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Payment and Paying Agents

Payment of interest on the notes on any interest payment date will be made to the person in whose name the notes is registered at the close of business on the regular record date; provided, however, that each installment of interest on the notes may at our option be paid by (1) mailing a check for such interest payable to or upon the written order of the person entitled thereto, to the address of such person as it appears on the security register or (2) wire transfer to an account maintained by the payee located inside the United States.

Notices

Notice to holders will be given in writing and mailed, first-class postage prepaid, to each such holder at his address as it appears in the security register; provided that notices given to holders holding notes in book entry form may be given through the facilities of DTC or any successor depository.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed upon 30-days’ written notice by act of the holders of a majority in principal amount of the then outstanding notes. The trustee may also be removed by us upon the occurrence of certain conditions under the indenture. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the applicable requirements of the indenture.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. or Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, or the Code) by a holder who purchases the notes at their original issuance for their initial offering price.

This summary is based on the Code, Treasury regulations (proposed, temporary and final) issued thereunder, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

We do not address all of the tax consequences that may be relevant to a holder. We also do not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment, including financial institutions, real estate investment trusts, regulated investment companies, personal holding companies, insurance companies, United States expatriates, and brokers, traders and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal income tax consequences to a tax-exempt organization that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•	the United States federal income tax consequences to persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or to “U.S. Holders” (as defined below) whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

A “U.S. Holder” is a beneficial owner of a note who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) it has a valid election in place under applicable United States Treasury regulations to be treated as a domestic trust.

If a partnership (or any other entity classified as a partnership for United States federal income tax purposes) purchases the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

A “Non-U.S. Holder” is a beneficial owner of a note who or that is neither a U.S. Holder nor a partnership (or any other entity classified as a partnership for United States federal income tax purposes).

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. ALL PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Certain Consequences to U.S. Holders

Certain Contingent Payments

Although the matter is not free from doubt, we believe and intend to take the position that the notes should not be characterized as contingent payment debt instruments under United States federal income tax law even though the notes provide for certain contingent payments (see “Description of Notes—Change of Control Offer”). If the Internal Revenue Service, or the IRS, takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or other disposition of the notes. You should consult your tax advisor about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Interest Income

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid, in accordance with the U.S. Holder’s method of tax accounting. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for United States federal income tax purposes.

Sale, Exchange, Redemption or Retirement of the Notes

If you are a U.S. Holder, upon the sale, exchange, redemption or retirement of the notes, you will generally recognize gain or loss in an amount equal to the difference between (i) the amount realized on the sale, exchange, redemption or retirement less any amount received in respect of accrued interest, which will be taxable as interest income as discussed above, and (ii) your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will equal your cost of the notes. Gain or loss on the sale, exchange, redemption or retirement of the notes generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement you have held the notes for more than one year. Long-term capital gains of non-corporate U.S. Holders are currently eligible for preferential rates of taxation. The deductibility of capital losses is subject to significant limitations under the Code.

If you are a U.S. Holder that has held the notes for one year or less at the time of the sale, exchange, redemption or retirement, any gain or loss recognized generally will be taxable as short-term capital gain or loss. Any short-term capital gain is taxable at the same rates as ordinary income.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) as defined in Section 1411(c)(1) of the Code for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of the sale of notes other than payments to certain exempt recipients, such as corporations. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements, you may also be subject to backup withholding (currently at a rate of 28%) with respect to such payments. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Consequences to Non-U.S. Holders

Interest Income

Subject to the discussion below under “Backup withholding and information reporting” and “Foreign Account Tax Compliance Act,” under the “portfolio interest exemption,” no withholding of United States federal income tax will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

•	such interest payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures and under penalties of perjury, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or W-8BEN-E or, if the notes are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W-8IMY along with copies of Forms W-8BEN or W-8BEN-E from the Non-U.S. Holders).

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest on a note made to such Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, unless that holder provides the withholding agent with (i) a properly executed Form W-8BEN or W-8BEN-E, or a substantially similar form signed under the penalties of perjury, claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) a properly executed Form W-8ECI, or a substantially similar form signed under the penalties of perjury, stating that the payments on the note are not subject to withholding tax because they are effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and the interest on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment within the United States), that Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net income basis. If such a Non-U.S. Holder provides the withholding agent with a properly executed Form W-8ECI, it will be exempt from the 30% United States federal withholding tax on payments of interest on its notes (as described above). In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or such lower rate as may apply under a tax treaty) branch profits tax on its earnings and profits that are effectively connected with the conduct of that trade or business, subject to certain adjustments.

Sale, Exchange, Redemption or Retirement of the Notes

Subject to the discussion below under “Backup withholding and information reporting” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale, exchange, redemption or retirement of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States (and the gain is effectively connected with the conduct of that trade or business) or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on any gains recognized. Any effectively connected gains generally will be subject to United States federal income tax in the same manner as effectively connected interest income as described above.

Backup Withholding and Information Reporting

Where required, information will be reported to each Non-U.S. Holder as well as the IRS regarding any interest that is paid and the amount of tax, if any, withheld. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder is treated as a resident under the provisions of a specific treaty or agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid such information reporting and backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that all required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a United States tax return and the claiming of a credit or refund of such backup withholding.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally will impose a 30% withholding tax (i) on interest paid on a note and (ii) gross proceeds from the sale or other disposition of a note that occurs after December 31, 2018, in each case if the note is held by or through:

•	certain foreign financial institutions (including investment funds), unless the institution otherwise qualifies for an exemption or enters into an agreement with the U.S. Treasury (i) to collect and report, on an annual basis, information with respect to accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and (ii) to withhold on certain payments; or

•	a non-financial non-U.S. entity, unless the entity (i) either certifies to the applicable withholding agent that the entity does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” or (ii) otherwise establishes an exemption from such withholding tax.

The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country, or by future Treasury regulations or other guidance. We will not pay any additional amounts to holders of notes if any taxes are withheld from any payments on the notes. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of the above rules on their investment in the notes.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S

PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are joint book-running managers and are acting as representatives of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of          % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of          % of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $        .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the director or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our 364-Day Revolver and/or dealers or issuing and paying agents under our commercial paper program, for which these underwriters and affiliates have been paid customary fees. Our outstanding borrowings under the 364-Day Revolver and a portion of the outstanding principal amount under our commercial paper program will be repaid with the net proceeds of the sale of the notes. Because more than 5% of the net proceeds of the offering may be paid to affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc. participating in the distribution of the notes, this offering is being made in compliance with FINRA Rule 5121, as administered by FINRA. Since the notes being offered hereby are rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Mizuho Securities USA Inc. and SunTrust Robinson Humphrey, Inc. will not make sales to discretionary accounts without the prior written consent of the customer.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Each underwriter represents, warrants and agrees that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. Each underwriter has agreed that it has not, directly or indirectly, offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter acknowledges that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

We expect that the delivery of the notes will be made against payment therefor on or about May     , 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by King & Spalding LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016, and the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Independent Auditors

The consolidated financial statements of Veda Group Limited as of June 30, 2015 and 2014 and for the years then ended appearing in Equifax Inc.’s Current Report on Form 8-K/A filed with the SEC on April 28, 2016 have been incorporated by reference herein in reliance upon the report of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The liability of KPMG, in relation to the performance of their professional services provided to Veda Group Limited, including, without limitation, KPMG’s audit of Veda Group Limited’s financial statements described above, is limited under the Institute of Chartered Accountants in Australia (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act of 1994 (NSW), including the Treasury Legislation Amendment (Professional Standards) Act. Specifically, the Accountants Scheme limits the liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty. The Professional Standards Act and the Accountants Scheme have not been subject to relevant judicial consideration and, therefore, how the limitations will be applied by courts and the effect of the limitations on the enforcement of foreign judgments is untested.

PROSPECTUS

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

We may offer, from time to time, in one or more series:

•	senior and/or subordinated debt securities;

•	common stock;

•	preferred stock; and

•	warrants to purchase common stock, preferred stock and/or debt securities.

We may sell any combination of these securities in one or more offerings in amounts, at prices and on terms to be determined at the time of the offering. These securities may also be offered and sold by one or more selling securityholders to be identified in the future.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the offered securities and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “EFX.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling securityholder may sell, at any time and from time to time, in one or more offerings, debt securities, common stock, preferred stock or warrants.

Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the offering, and this prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular securities, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, including any information that we incorporate by reference, or any free writing prospectus that we distribute. We have not authorized anyone to provide you with different information, and we do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement or contained in any free writing prospectus is accurate as of any date other than the date of the document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to Equifax Inc. and its subsidiaries, collectively, as the context requires.

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WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at http://www.sec.gov. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You also may read reports and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website, www.equifax.com, under “About Equifax/Investor Relations/Financial Information/SEC Filings,” all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents and portions of documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2016 annual meeting of shareholders, filed on March 25, 2016);

•	our current reports on Form 8-K and 8-K/A filed on February 29, 2016 and April 27, 2016; and

•	the description of our common stock contained in our registration statement on Form 10/A filed on July 30, 2010 (Amendment No. 1), and any amendment or report filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at www.equifax.com or by writing or calling us at the following address and telephone number: Equifax Inc., Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, telephone (404) 885-8000.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by our counsel, King & Spalding LLP. Any underwriters will be represented by their own legal counsel.

EXPERTS

Independent Registered Public Accounting Firm

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 24, 2016 and the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Independent Auditors

The consolidated financial statements of Veda Group Limited as of June 30, 2015 and 2014 and for the years then ended appearing in Equifax Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 27, 2016 have been incorporated by reference herein in reliance upon the report of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The liability of KPMG, in relation to the performance of their professional services provided to Veda Group Limited, including, without limitation, KPMG’s audit of Veda Group Limited’s financial statements described above, is limited under the Institute of Chartered Accountants in Australia (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act of 1994 (NSW), including the Treasury Legislation Amendment (Professional Standards) Act.

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